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EXHIBIT 99.1


NUWAY MEDICAL ANNOUNCES AGREEMENT TO CONVERT NOTE

Laguna Hills, CA, October 30, 2003 -- NuWay Medical, Inc- (NMED: PK) announced today that it has entered into an agreement with New Millennium Capital
Partners, LLC, a company controlled and owned in part by NuWay's CEO and President, Dennis Calvert, which provides for the conversion of a $1,120,000 promissory note of the Company held by New Millennium, into shares of NuWay. The note, together with accrued interest thereon, will convert into shares of the Company's common stock based on a conversion ratio of $0.036, a 20% discount to the closing price of the common stock on October 16, 2003, the date an agreement on the conversion was reached.

The   conversion  is  contingent  on  the  approval  of  NuWay's   disinterested
stockholders at a Special Stockholders Meeting to be held for that purpose.

The Company and New Millennium had previously agreed to convert the note into equity subject to receipt of stockholder approval, at a price $0.05 per share. Prior to a stockholder vote on the conversion, Mr. Calvert, on behalf of New Millennium, and NuWay agreed that, in light of the then-market conditions (namely the significant increase in the trading price of NuWay's common stock since March 26, 2003, the date on which the conversion of the note to equity was originally approved by the Board, from $0.08 to $0.28 as of June 6, 2003), it would be inequitable for New Millennium to convert the note at the originally agreed to $0.05 per share price. In this regard, Mr. Calvert, on behalf of New Millennium, and NuWay orally agreed to rescind the agreement to convert the note. In addition, New Millennium orally agreed with NuWay to extend the maturity date of the note to a first payment due October 1, 2003 in the amount of $100,000 and the balance of the principal due on April 1, 2004, with interest due according to the original terms of the note.

Due to NuWay's lack of liquidity, NuWay was unable to repay the first $100,000 installment of the note when it became due on October 1, 2003. Pursuant to a series of negotiations between Mr. Calvert and a special committee appointed by NuWay's Board of Directors, the committee and Mr. Calvert agreed to once again provide for the conversion of the note into equity.

Mr. Calvert is currently the beneficial owner of 4,782,000 shares of common stock, representing approximately 13% of NuWay's outstanding voting stock. If the conversion is approved by the stockholders, Mr. Calvert will be issued an additional approximately 33,000,000 shares, and will own approximately 54% of the Company's outstanding voting stock. Accordingly, Mr. Calvert will be able to control the outcome of all matters requiring stockholder approval and will be able to elect all of the Company's directors (subject to any cumulative voting rights stockholders may have), thereby controlling the management, policies and business operations of the Company

NuWay Medical, Inc. recently began to offer medical and health related technology products and services with an initial focus on the health and information software technology needs of the sports industry. NuWay's primary product is its Player Record Library System (PRLS), a highly specialized electronic medical record and workflow process software. The PRLS was designed to address the information technology needs of the sports industry relating to player health and to facilitate the compliance by sports leagues with certain regulatory requirements, including the Health Insurance Portability and Accountability Act (HIPAA).

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of NuWay, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ include NuWay's ability to raise additional financing and to implement its business strategy. For a more general discussion of other factors that could cause actual results to differ materially from those in the forward-looking statements, please refer to NuWay's reports on file with the SEC, including its Form 10-K for the year ended December 31, 2002. NuWay assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

Contact:  The Blaine Group (310) 360-1499

Devon Blaine Blaine@pacificnet.net
Richard M. Goldman rmgoldman@post.harvard.edu


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